EXHIBIT 99.1

Oritani Financial Corp. Announces 2nd Quarter Results and Dividend

TOWNSHIP OF WASHINGTON, N.J., Jan. 23, 2014 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank"), reported net income of $10.0 million, or $0.23 per basic and diluted common share, for the three months ended December 31, 2013, and $20.4 million, or $0.48 per basic (and $0.47 diluted) common share, for the six months ended December 31, 2013. This compares to net income of $8.7 million, or $0.21 per basic (and $0.20 diluted) common share, for the three months ended December 31, 2012, and $18.0 million, or $0.43 per basic (and $0.42 diluted) common share, for the six months ended December 31, 2012.

The Company also reported that its Board of Directors has declared a $0.175 quarterly cash dividend on the Company's common stock. The record date for the dividend will be February 7, 2014 and the payment date will be February 21, 2014.

"There are several very positive aspects to this report, including our EPS, ROA, deposit growth and continued positive trends in credit quality. But the result that I am proudest to report is our loan growth for the quarter. Our annualized growth rate for the quarter was 14.5%," said Kevin J. Lynch, the Company's Chairman, President and CEO. "Our loan growth had slowed in the prior quarter, but the results this quarter show that we are able to grow the portfolio despite the increasing rate environment and a continued high level of prepayments." Mr. Lynch continued, "We realize that loan growth is critical to capital deployment for Oritani, and this is an objective we are intent on achieving."

Comparison of Operating Results for the Periods Ended December 31, 2013 and 2012

Net Income

Net income increased $1.2 million, or 14.1%, to $10.0 million for the quarter ended December 31, 2013, from $8.7 million for the corresponding 2012 quarter. Net income increased $2.4 million, or 13.4%, to $20.4 million for the six months ended December 31, 2013, from $18.0 million for the corresponding 2012 period. The primary cause of the increased income in the 2013 periods was a decrease in the provision for loan losses and increased other income.

Total Interest Income

The components of interest income for the three months ended December 31, 2013 and 2012, changed as follows:

	Three Months Ended December 31				Increase / (decrease)
	2013		2012			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 29,988	5.19%	$ 29,079	5.49%	$ 909	$ 194,638	-0.30%
Dividends on FHLB stock	427	4.04%	437	4.18%	(10)	397	-0.14%
Interest on securities AFS	37	1.70%	58	1.94%	(21)	(3,237)	-0.24%
Interest on MBS HTM	189	2.43%	225	2.58%	(36)	(3,763)	-0.15%
Interest on MBS AFS	1,494	1.96%	1,807	1.74%	(313)	(109,807)	0.22%
Interest on federal funds sold and short term investments	1	0.25%	1	0.25%	0	472	0.00%
Total interest income	$ 32,136	4.76%	$ 31,607	4.82%	$ 529	$ 78,700	-0.06%

The Company continues to focus on organic growth of the multifamily and commercial real estate loan portfolios. The average balance of the loan portfolio increased $194.6 million over the periods. On a linked quarter basis (December 31, 2013 versus September 30, 2013), the average balance of the loan portfolio grew $36.2 million and the period end balance of loans grew $83.1 million. The annualized growth rate based on the ending balances was 14.5%. The growth was primarily achieved through originations. Loan originations totaled $184.4 million for the three months ended December 31, 2013. The yield on the loan portfolio decreased 30 basis points for the quarter ended December 31, 2013 versus the comparable 2012 period. The decreased yield was primarily due to the impact of current market rates on new originations, refinancings, prepayments and repricings. The market rates on new originations are higher than they were last year but are still below the average yield of the loan portfolio. Prepayment penalties are recognized as interest on loans. These penalties, which significantly impacted both periods, were higher in the 2013 period. Prepayment penalties totaled $1.9 million in the 2013 period versus $1.2 million in the 2012 period. Prepayment penalties boosted the annualized loan yield by 33 basis points in the 2013 period and 22 basis points in the 2012 period. Prepayment penalty provisions are incorporated into all of the Company's multifamily and commercial real estate loan documents. The penalties are intended to protect the Company from the prepayment of loans and provide the Company with compensation if the loan is prepaid. Management had expected that the recent increases in market rates of interest on loans would decrease prepayment activity; however, this has not yet occurred.

The components of interest income for the six months ended December 31, 2013 and 2012, changed as follows:

	Six Months Ended December 31				Increase / (decrease)
	2013		2012			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 60,049	5.23%	$ 58,161	5.62%	$ 1,888	$ 225,677	-0.39%
Dividends on FHLB stock	866	4.10%	844	4.20%	22	2,084	-0.10%
Interest on securities AFS	88	1.69%	132	1.64%	(44)	(5,671)	0.05%
Interest on MBS HTM	431	2.41%	459	2.60%	(28)	442	-0.19%
Interest on MBS AFS	2,835	1.88%	3,831	1.75%	(996)	(135,574)	0.13%
Interest on federal funds sold and short term investments	6	0.25%	2	0.25%	4	3,312	0.00%
Total interest income	$ 64,275	4.78%	$ 63,429	4.88%	$ 846	$ 90,270	-0.10%

The explanations for changes described above for the three month period are also applicable to the six month period. Loan originations for the six months ended December 31, 2013 totaled $286.2 million. Loan originations were lower in the first quarter of the fiscal year but increased during the quarter ended December 31, 2013. Prepayment penalties totaled $3.7 million in the 2013 period versus $2.6 million in the 2012 period, and boosted annualized loan yield by 32 basis points in the 2013 period versus 25 basis points in the 2012 period.

Total Interest Expense.

The components of interest expense for the three months ended December 31, 2013 and 2012, changed as follows:

	Three Months Ended December 31				Increase / (decrease)
	2013		2012			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 97	0.23%	$ 97	0.28%	$ --	$ 30,219	-0.05%
Money market	480	0.47%	550	0.49%	(70)	(40,368)	-0.02%
Checking accounts	508	0.48%	138	0.22%	370	178,823	0.26%
Time deposits	970	0.87%	1,350	1.04%	(380)	(76,680)	-0.17%
Total deposits	2,055	0.57%	2,135	0.63%	(80)	91,994	-0.06%
Borrowings	5,769	2.81%	5,401	2.62%	368	(5,214)	0.19%
Total interest expense	$ 7,824	1.38%	$ 7,536	1.38%	$ 288	$ 86,780	0.00%

The Company continued its strategic objective of increasing core deposits. While increases in core account balances have been partially offset by decreases in time deposits, overall deposit growth was achieved. Management has implemented strategies with a goal of increasing deposits. These strategies have generated initial success, and management expects these trends to continue. However, such strategies may negatively impact future costs. On a linked quarter basis (December 31, 2013 versus September 30, 2013), the average balance of deposits grew $29.4 million and the period end balance of deposits grew $38.3 million. The annualized growth rate based on the ending balances was 10.8%. On a linked quarter basis, the average cost of interest bearing deposits was stable. As detailed in table above, the average balance of borrowings decreased slightly ($5.2 million) for the three months ended December 31, 2013 versus the comparable 2012 period, while the cost increased 19 basis points. The primary reason for the increase in costs over the periods is because there are more long term borrowings in the 2013 period.

The components of interest expense for the six months ended December 31, 2013 and 2012, changed as follows:

	Six Months Ended December 31				Increase / (decrease)
	2013		2012			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 196	0.23%	$ 195	0.28%	$ 1	$ 30,464	-0.05%
Money market	977	0.47%	1,109	0.50%	(132)	(31,716)	-0.03%
Checking accounts	945	0.47%	273	0.22%	672	157,109	0.25%
Time deposits	1,961	0.87%	2,892	1.08%	(931)	(87,882)	-0.21%
Total deposits	4,079	0.57%	4,469	0.66%	(390)	67,975	-0.09%
Borrowings	11,291	2.75%	10,699	2.71%	592	32,945	0.04%
Total interest expense	$ 15,370	1.36%	$ 15,168	1.41%	$ 202	$ 100,920	-0.05%

The explanations for changes described above for the three month period regarding deposits are also applicable to the six month period. The average balance of borrowings increased $32.9 million for the six months ended December 31, 2013 versus the comparable 2012 period. This increase is primarily due to a lower level of borrowings during the quarter ended September 30, 2012. The borrowing level during this period was predicated on liquidity needs.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $241,000, or 1.0%, to $24.3 million for the three months ended December 31, 2013, from $24.1 million for the three months ended December 31, 2012. Net interest income increased by $644,000, or 1.3%, to $48.9 million for the six months ended December 31, 2013, from $48.3 million for the six months ended December 31, 2012. The Company's net interest income, spread and margin over the period are detailed in the chart below.

	Including Prepayment Penalties			Excluding Prepayment Penalties
	Net Interest			Net Interest
	Income Before			Income Before
Quarter Ended	Provision	Spread	Margin	Provision	Spread	Margin
	(Dollars in thousands)
December 31, 2013	$ 24,312	3.38%	3.60%	$ 22,418	3.10%	3.32%
September 30, 2013	24,593	3.45%	3.67%	22,801	3.18%	3.41%
June 30, 2013	23,873	3.37%	3.58%	22,848	3.22%	3.43%
March 31, 2013	25,296	3.59%	3.80%	23,811	3.37%	3.58%
December 31, 2012	24,071	3.44%	3.67%	22,872	3.26%	3.49%

The Company's spread and margin have been significantly impacted by prepayment penalties. Results for the December, 2013 quarter detail spread and margin erosion despite the level of prepayment penalties. A clearer trend is evident in the table above that excludes prepayment income. The Company's spread and margin are under pressure in the current interest rate environment due to several factors, including: rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; limited ability to further reduce deposit and borrowing costs; promotional interest costs to attract new deposit customers and ongoing increases in borrowing costs for the long term borrowings necessary to reduce interest rate risk. Market rates of interest have risen over the past eight months and the yield curve has steepened. A steep yield curve generally provides a benefit to the Company. Some of the increases have been captured in new loan origination rates, offsetting a portion of the pressures described above. The Company's largest interest rate risk exposure is to a flat or inverted yield curve.

The Company's net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $55,000 and $358,000 for the three and six months ended December 31, 2013, respectively, and $486,000 and $1.3 million for the three and six months ended December 31, 2012, respectively.

Provision for Loan Losses.  The Company recorded provisions for loan losses of $200,000 for the three months ended December 31, 2013 as compared to $1.5 million for the three months ended December 31, 2012. The Company recorded provisions for loan losses of $500,000 for the six months ended December 31, 2013 as compared to $3.0 million for the six months ended December 31, 2012. A rollforward of the allowance for loan losses for the three and six months ended December 31, 2013 and 2012 is presented below:

	Quarter ended		Six months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Dollars in thousands)
Balance at beginning of period	$31,664	$32,504	$31,381	$31,187
Provisions charged to operations	200	1,500	500	3,000
Recoveries of loans previously charged off	1	116	13	117
Loans charged off	1,225	2,211	1,254	2,395
Balance at end of period	$30,640	$31,909	$30,640	$31,909

Allowance for loan losses to total loans	1.27%	1.44%	1.27%	1.44%
Net charge-offs (annualized) to average loans outstanding	0.212%	0.396%	0.11%	0.22%

The improving delinquency and nonaccrual trends, changes in loan risk ratings, loan growth, charge-offs and economic and business conditions continue to have a meaningful impact on the current level of provision for loan losses. The provision for loan losses was lower in the 2013 period partially due to these factors. In addition, improvements in general economic and business conditions have also impacted the level of provisioning by decreasing the necessary level of general allowances. To the extent that continued improvements occur in all of these factors, the level of provision expense can be expected to remain low, even if loan growth is significant.

Delinquency and non performing asset information is provided below:

	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$ 8,912	$ 13,465	$ 7,416	$ 7,241	$ 8,169
60 - 89 days past due	1,601	1,105	2,643	3,948	7,005
Nonaccrual	19,866	23,760	23,910	24,304	29,401
Total	$ 30,379	$ 38,330	$ 33,969	$ 35,493	$ 44,575

Non Performing Asset Totals
Nonaccrual loans, per above	$ 19,866	$ 23,760	$ 23,910	$ 24,304	$ 29,401
Real Estate Owned	4,033	1,937	1,742	4,361	2,817
Total	$ 23,899	$ 25,697	$ 25,652	$ 28,665	$ 32,218

Nonaccrual loans to total loans	0.82%	1.02%	1.03%	1.07%	1.32%
Delinquent loans to total loans	1.26%	1.65%	1.47%	1.57%	2.01%
Non performing assets to total assets	0.81%	0.91%	0.91%	1.02%	1.15%

Total delinquent loans continued a general trend that is evident since December 31, 2012 (and prior). Other than for the September 30, 2013 period, total delinquent loans have decreased steadily. As further described below, the metrics in the nonaccrual total continue to show improvement. Nonaccrual loans totaled $19.9 million at December 31, 2013. However, $7.8 million of this total consisted of loans that were fully current at December 31, 2013 and were included in the nonaccrual total as they had not yet demonstrated sufficient recent satisfactory performance. There are two other loans, totaling $1.5 million, included in the nonaccrual total whose delinquency status was 30 days or less.

At December 31, 2013, there are eight nonaccrual loans with balances greater than $1.0 million. These loans are discussed below:

  A $3.2 million construction loan for a luxury home in Morris County, New Jersey. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of December 31, 2013, primarily due to a low estimated loan to value. Over the quarter ended December 31, 2013, a modification and extension agreement, with terms satisfactory to Oritani, was reached. This agreement has been classified as a troubled debt restructuring ("TDR"). If the loan demonstrates six months of satisfactory performance it will be returned to accrual status (although there can be no assurances that this will occur). The loan has paid as agreed since the agreement.
  A $1.6 million residential loan on a single family residence in Bergen County, New Jersey. A foreclosure action was initiated when loan payments became delinquent. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $246,000 impairment reserve remains against this loan as of December 31, 2013. Oritani is pursuing legal remedies.
  A $1.1 million loan on a mixed use property in Bergen County, New Jersey. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $265,000 impairment reserve remains against this loan as of December 31, 2013. A forbearance agreement had previously been executed and the borrower has generally complied with the payment demands of the Company but not to the extent where the Company believes long term issues with the loan have been resolved. The loan is classified as nonaccrual as of December 31, 2013 and was 30 days delinquent at that time. The Company will continue to monitor the performance of this loan to determine if it is appropriate to remove it from the nonaccrual classification (there can be no assurances that this will occur and it is presently at least six month away).
  A $2.5 million loan on a multifamily property in New York City. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of December 31, 2013. The borrower is in bankruptcy and the bankruptcy court has approved a plan for the sale of the property, and such plan is in process. There is a pending contract for sale of this property for $3.7 million. Regular payments have resumed on this loan including a small amount toward the delinquent balance.
  A $2.4 million loan on a warehouse/light industrial building in Bergen County, NJ. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of December 31, 2013, primarily due to a low estimated loan to value. During the quarter ended September 30, 2013, a modification and extension agreement, with terms satisfactory to Oritani, was reached. This agreement includes a new guarantor and other credit enhancements and carries a market rate of interest. It is not considered a TDR. If the loan demonstrates six months of satisfactory performance it will be returned to accrual status (although there can be no assurances that this will occur). The loan has paid as agreed since the agreement.
  A $1.7 million loan on a retail building in Morris County, NJ. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $163,000 impairment reserve remains against this loan as of December 31, 2013. Over the quarter ended September 30, 2013, an agreement was reached regarding the total late fees and legal fee reimbursement to be paid to the Bank in conjunction with the delinquency. The Company currently expects that the loan will be brought fully current during the quarter ending March 31, 2014 (although there can be no assurances that this will occur). If this occurs, the performance of the loan will then be monitored to see if it can appropriately be returned to accrual status.
  A $1.7 million loan on an office building in Somerset County, NJ. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $292,000 impairment reserve remains against this loan as of December 31, 2013. This loan and the loan described directly above have the same borrower, and the same agreement was reached for this loan.
  A $1.2 million loan on a lot and auto showroom in Bergen County, NJ. There had been no payment issues with the loan until it matured and extension terms could not be agreed upon. Over the quarter ended December 31, 2013, an extension agreement, with terms satisfactory to Oritani, was reached with the borrower. The extension agreement is considered a TDR and is therefore classified as impaired as of December 31, 2013. In accordance with the results of the impairment analysis for this loan, a $407,000 impairment reserve was established against this loan as of December 31, 2013.

There are eight other multifamily/commercial real estate loans, totaling $3.4 million, classified as nonaccrual at December 31, 2013. The largest of these loans has a balance of $698,000 (and was fully current at December 31, 2013).

There are seven other residential loans, totaling $847,000, classified as nonaccrual at December 31, 2013. The largest of these loans has a balance of $334,000.

Other Income. Other income increased $677,000 to $1.6 million for the three months ended December 31, 2013, from $887,000 for the three months ended December 31, 2012.  The increase is primarily due to a $285,000 increase on income from investments in joint ventures. Results for both periods are reduced (versus budget) due to decreased income at one commercial property. A negative adjustment related to expected insurance reimbursements was recorded on this property during the quarter ended December 31, 2012, which further depressed results for that period. As discussed in prior public releases, issues related to flooding at one commercial property have decreased occupancy and income. The key vacancy pertains to the grocery anchor tenant. Negotiations with a potential replacement grocery anchor extended far beyond original expectations but were consummated over the quarter. Income at this property is now expected to return to historical levels by July 1, 2014.  Net gain on sale of assets totaled $207,000 for the three months ended December 31, 2013, versus $36,000 for the three months ended December 31, 2012.  The gain in the 2013 period was primarily due to the sale of an REO property.

Other income increased $1.0 million to $3.1 million for the six months ended December 31, 2013 from $2.1 million for the six months ended December 31, 2012. The six month period was also impacted by the issues described above regarding income from investments in joint ventures and net gain on sale of REO.

Other Expenses. Other expenses increased $570,000 to $10.1 million for the three months ended December 31, 2013, from $9.5 million for the three months ended December 31, 2012. The increase was primarily due to compensation, payroll taxes and fringe benefits, which increased $504,000 to $7.5 million for the three months ended December 31, 2013, from $7.0 million for the three months ended December 31, 2012.  The increase was primarily due to expenses associated with the Company's defined benefit plan. This plan is frozen but actuarial changes to the present value of future payment obligations along with changes to the estimated earnings on assets led to a required contribution. In 2012, the valuation of the defined benefit plan allowed a reversal of an accrual that had existed at that time. There were also increases in direct compensation due to additional staffing and salary adjustments.

Operating expenses increased $907,000 to $19.6 million for the six months ended December 31, 2013, from $18.7 million for the six months ended December 31, 2012. The increase was primarily due to compensation, payroll taxes and fringe benefits, which increased $671,000 to $14.6 million for the six months ended December 31, 2013, from $13.9 million for the six months ended December 31, 2012.  The six month period was affected by the items described above for the three month period, though to a slightly larger extent.

Income Tax Expense. Income tax expense for the three months ended December 31, 2013 was $5.6 million on pre-tax income of $15.6 million, resulting in an effective tax rate of 36.0%.  Income tax expense for the three months ended December 31, 2012 was $5.2 million on pre-tax income of $14.0 million, resulting in an effective tax rate of 37.3%.  Income tax expense for the six months ended December 31, 2013, was $11.5 million, due to pre-tax income of $31.9 million, resulting in an effective tax rate of 36.1%. For the six months ended December 31, 2012, income tax expense was $10.7 million, due to pre-tax income of $28.6 million, resulting in an effective tax rate of 37.3%. The decreased rate in 2013 was primarily due to the furtherance of various tax planning strategies.

Comparison of Financial Condition at December 31, 2013 and June 30, 2013

Total Assets.  Total assets increased $110.4 million to $2.94 billion at December 31, 2013, from $2.83 billion at June 30, 2013.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $3.0 million to $9.1 million at December 31, 2013, from $12.1 million at June 30, 2013.

Net Loans. Loans, net increased $92.3 million to $2.37 billion at December 31, 2013, from $2.28 billion at June 30, 2013. The majority of the growth occurred over the quarter ended December 31, 2013. Net loan balances grew $83.1 million over this period, an annualized growth rate of 14.5%. Loan originations totaled $184.4 million and $286.2 million for the three and six months ended December 31, 2013, respectively. However, the growth rate of the loan portfolio continues to be negatively impacted by an elevated level of prepayments.

Mortgage-backed Securities available for sale. Mortgage-backed securities AFS increased $28.0 million to $334.2 million at December 31, 2013, from $306.3 million at June 30, 2013.

Mortgage-backed Securities held to maturity. Mortgage-backed securities HTM decreased $11.2 million to $30.6 million at December 31, 2013, from $41.9 million at June 30, 2013.

Bank Owned Life Insurance. BOLI increased $7.0 million, or 11.7%, to $67.0 million at December 31, 2013, from $60.0 million at June 30, 2013, as additional BOLI investments have been made over the fiscal year.

Real Estate Owned. Real estate owned ("REO") increased $2.3 million to $4.0 million at December 31, 2013, from $1.7 million at June 30, 2013. During the 2014 fiscal year, the Company has taken title to three properties and disposed of two properties. During the quarter ended December 31, 2013, the Company disposed of its then largest REO component realizing a recovery of $219,000, and also acquired title to two properties (one loan) through a deed in lieu of foreclosure. The loans had a principal balance of $4.2 million and were transferred into REO with a value of $3.0 million. The $4.0 million balance at December 31, 2013 consists of 5 properties.

Deposits. Deposits increased $43.3 million to $1.46 billion at December 31, 2013, from $1.42 billion at June 30, 2013. The majority of the growth occurred over the quarter ended December 31, 2013. Deposits grew $38.3 million over this period, an annualized growth rate of 10.8%.

Borrowings. Borrowings increased $71.0 million to $904.6 million at December 31, 2013, from $833.7 million at June 30, 2013.

Stockholders' Equity. Stockholders' equity increased $1.1 million to $519.8 million at December 31, 2013, from $518.7 million at June 30, 2013. The increase was primarily due to net income and the proceeds from the exercise of stock options, partially offset by dividends, including a $0.25 special dividend paid in December, 2013. Based on our December 31, 2013 closing price of $16.05 per share, the Company stock was trading at 141.1% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2013 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	Dec. 31,	June 30,
Assets	2013	2013
	(unaudited)
Cash on hand and in banks	$ 4,624	$ 4,181
Federal funds sold and short term investments	4,485	7,884
Cash and cash equivalents	9,109	12,065

Loans, net	2,368,119	2,275,782
Securities available for sale, at fair value	7,091	12,019
Mortgage-backed securities held to maturity, fair value of $30,020 and $41,855 at December 31, 2013 and June 30, 2013, respectively	30,628	41,873
Mortgage-backed securities available for sale, at fair value	334,233	306,271
Bank Owned Life Insurance (at cash surrender value)	67,045	59,996
Federal Home Loan Bank of New York stock ("FHLB"), at cost	45,960	42,770
Accrued interest receivable	8,747	10,114
Investments in real estate joint ventures, net	4,759	4,635
Real estate held for investment	1,018	1,070
Real estate owned	4,033	1,742
Office properties and equipment, net	14,833	15,060
Deferred tax assets	30,955	30,300
Other assets	15,746	18,225
Total Assets	$ 2,942,276	$ 2,831,922

Liabilities
Deposits	$ 1,462,957	$ 1,419,703
Borrowings	904,622	833,672
Advance payments by borrowers for taxes and insurance	13,826	15,806
Official checks outstanding	3,819	7,182
Other liabilities	37,262	36,849
Total liabilities	2,422,486	2,313,212

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,245,065 shares issued; 45,704,310 shares outstanding at December 31, 2013 and 45,391,093 shares outstanding at June 30, 2013.	562	562
Additional paid-in capital	500,549	499,961
Unallocated common stock held by the employee stock ownership plan	(24,980)	(25,887)
Restricted Stock Awards	(11,970)	(15,730)
Treasury stock, at cost; 10,540,755 shares at December 31, 2013 and 10,854,034 shares at June 30, 2013.	(137,347)	(141,142)
Retained income	190,356	196,516
Accumulated other comprehensive income, net of tax	2,620	4,430
Total stockholders' equity	519,790	518,710
Total Liabilities and Stockholders' Equity	$ 2,942,276	$ 2,831,922

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Operations
Three and Six Months Ended December 31, 2013 and 2012
(In thousands, except share data)

	Three months ended		Six months ended
	December 31,		December 31,
	2013	2012	2013	2012
	unaudited
Interest income:
Mortgage loans	$ 29,988	$ 29,079	$ 60,049	$ 58,161
Dividends on FHLB stock	427	437	866	844
Securities available for sale	37	58	88	132
Mortgage-backed securities held to maturity	189	225	431	459
Mortgage-backed securities available for sale	1,494	1,807	2,835	3,831
Federal funds sold and short term investments	1	1	6	2
Total interest income	32,136	31,607	64,275	63,429

Interest expense:
Deposits	2,055	2,135	4,079	4,469
Borrowings	5,769	5,401	11,291	10,699
Total interest expense	7,824	7,536	15,370	15,168

Net interest income before provision for loan losses	24,312	24,071	48,905	48,261

Provision for loan losses	200	1,500	500	3,000
Net interest income after provision for loan losses	24,112	22,571	48,405	45,261

Other income:
Service charges	357	206	629	450
Real estate operations, net	305	256	678	626
Net income (loss) from investments in real estate joint ventures	158	(127)	448	12
Bank-owned life insurance	509	455	1,009	860
Net gain on sale of assets	207	36	163	44
Net (loss) gain on sale of securities	(46)	—	51	—
Other income	74	61	149	120
Total other income	1,564	887	3,127	2,112

Other expenses:
Compensation, payroll taxes and fringe benefits	7,477	6,973	14,552	13,881
Advertising	90	90	180	180
Office occupancy and equipment expense	722	700	1,451	1,382
Data processing service fees	438	400	873	807
Federal insurance premiums	330	331	645	601
Real estate owned operations	22	58	(55)	110
Other expenses	997	954	2,000	1,778
Total other expenses	10,076	9,506	19,646	18,739

Income before income tax expense	15,600	13,952	31,886	28,634
Income tax expense	5,617	5,206	11,529	10,677
Net income	$ 9,983	$ 8,746	$ 20,357	$ 17,957

Income per basic common share	$ 0.23	$ 0.21	$ 0.48	$ 0.43
Income per diluted common share	$ 0.23	$ 0.20	$ 0.47	$ 0.42

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	December 31, 2013			December 31, 2012

	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,312,350	$ 29,988	5.19%	$ 2,117,712	$ 29,079	5.49%
Federal Home Loan Bank Stock	42,233	427	4.04%	41,836	437	4.18%
Securities available for sale	8,697	37	1.70%	11,934	58	1.94%
Mortgage backed securities held to maturity	31,106	189	2.43%	34,869	225	2.58%
Mortgage backed securities available for sale	304,885	1,494	1.96%	414,692	1,807	1.74%
Federal funds sold and short term investments	2,045	1	0.25%	1,573	1	0.25%
Total interest-earning assets	2,701,316	32,136	4.76%	2,622,616	31,607	4.82%
Non-interest-earning assets	150,906			133,044
Total assets	$ 2,852,222			$ 2,755,660

Interest-bearing liabilities:
Savings deposits	168,095	97	0.23%	137,876	97	0.28%
Money market	408,484	480	0.47%	448,852	550	0.49%
Checking accounts	426,393	508	0.48%	247,570	138	0.22%
Time deposits	444,116	970	0.87%	520,796	1,350	1.04%
Total deposits	1,447,088	2,055	0.57%	1,355,095	2,135	0.63%
Borrowings	819,949	5,769	2.81%	825,163	5,401	2.62%
Total interest-bearing liabilities	2,267,037	7,824	1.38%	2,180,258	7,536	1.38%
Non-interest-bearing liabilities	55,476			57,939
Total liabilities	2,322,513			2,238,197
Stockholders' equity	529,709			517,463
Total liabilities and stockholders' equity	$ 2,852,222			$ 2,755,660

Net interest income		$ 24,312			$ 24,071
Net interest rate spread (2)			3.38%			3.44%
Net interest-earning assets (3)	$ 434,279			$ 442,358
Net interest margin (4)			3.60%			3.67%
Average of interest-earning assets to interest-bearing liabilities			119.16%			120.29%

(1) Includes nonaccrual loans and prepayment income.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

	Average Balance Sheet and Yield/Rate Information
	For the Six Months Ended (unaudited)
	December 31, 2013			December 31, 2012

	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,294,272	$ 60,049	5.23%	$ 2,068,595	$ 58,161	5.62%
Federal Home Loan Bank Stock	42,294	866	4.10%	40,210	844	4.20%
Securities available for sale	10,385	88	1.69%	16,056	132	1.64%
Mortgage backed securities held to maturity	35,791	431	2.41%	35,349	459	2.60%
Mortgage backed securities available for sale	301,244	2,835	1.88%	436,818	3,831	1.75%
Federal funds sold and short term investments	4,896	6	0.25%	1,584	2	0.25%
Total interest-earning assets	2,688,882	64,275	4.78%	2,598,612	63,429	4.88%
Non-interest-earning assets	148,308			128,022
Total assets	$ 2,837,190			$ 2,726,634

Interest-bearing liabilities:
Savings deposits	168,392	196	0.23%	137,929	195	0.28%
Money market	414,414	977	0.47%	446,129	1,109	0.50%
Checking accounts	401,002	945	0.47%	243,894	273	0.22%
Time deposits	448,588	1,961	0.87%	536,470	2,892	1.08%
Total deposits	1,432,396	4,079	0.57%	1,364,421	4,469	0.66%
Borrowings	822,137	11,291	2.75%	789,192	10,699	2.71%
Total interest-bearing liabilities	2,254,533	15,370	1.36%	2,153,613	15,168	1.41%
Non-interest-bearing liabilities	55,791			56,666
Total liabilities	2,310,324			2,210,279
Stockholders' equity	526,866			516,355
Total liabilities and stockholder's equity	$ 2,837,190			$ 2,726,634

Net interest income		$ 48,905			$ 48,261
Net interest rate spread (2)			3.42%			3.47%
Net interest-earning assets (3)	$ 434,349			$ 444,999
Net interest margin (4)			3.64%			3.71%
Average of interest-earning assets to interest-bearing liabilities			119.27%			120.66%

(1) Includes nonaccrual loans and prepayment income.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: For further information contact:
         Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400